[LETTERHEAD OF JIMMY LOH, CPA, A PROFESSIONAL CORPORATION]



November 6, 2000


The Board of Directors
Birch Financial, Inc.
P. O. Box 3247
North Hollywood, CA 91609


We hereby consent to the use in the prospectus constituting part of the Registration Statement on Form SB-2 for Birch Financial, Inc., of our report dated March 23, 2000, relating to the consolidated audited statements of financial condition of Birch Financial, Inc., as of December 31, 1999 and the related consolidated statements of income, shareholders' equity, and cash flows for the years ended December 31, 1999 1998. We also consent to the reference to us under the caption "Interest of Named Experts and Counsel" in the prospectus.

/s/ Jimmy Loh

Jimmy Loh, CPA, A Professional Corporation
Alhambra, California